EXHIBIT 23.11


           CONSENT OF DIELEMAN LEVINE WINSTON, INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860, 333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI
Telecom Ltd. of our report dated 28 February 2003 with respect to the financial statements of ECI Telecom (Canada) Inc. as at 31 December 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K.

/s/ Dieleman Levine Winston
Dieleman Levine Winston
Chartered Accountants
                                                      June 2, 2003